EXHIBIT 3.1

C&S-510 (Rev. 1-84)

MICHIGAN DEPARTMENT OF COMMERCE -- CORPORATION AND SECURITIES BUREAU
(FOR BUREAU USE ONLY)	Date Received

RESTATED ARTICLES OF INCORPORATION
For use by Domestic Profit Corporations

RESTATED ARTICLES OF INCORPORATION

OF

MANATRON, INC.

          1.          These Restated Articles of Incorporation are executed pursuant to the provisions of Sections 641-651, Act 284, Public Acts of 1972, as amended.

          2.          The present name of the corporation is MANATRON, INC.

          3.          No former corporate names have been used.

          4.          The date of filing the original Articles of Incorporation was May 15, 1972.

          5.          The following Restated Articles of Incorporation supersede the original Articles of Incorporation and shall be the Articles of Incorporation of the corporation:

ARTICLE I

The name of the corporation is MANATRON, INC.

ARTICLE II

                    The purpose of the corporation is to engage in any one or more lawful acts or activities within the purposes for which corporations may be organized under the Michigan Business Corporation Act.

ARTICLE III

                    The total authorized capital stock of the corporation is seven million five hundred thousand (7,500,000) shares of common stock, no par value, and two million (2,000,000) shares of preferred stock, no par value.

                    The following provisions are applicable to the authorized stock of the corporation:

(A)          PROVISIONS APPLICABLE TO COMMON STOCK:

          (1)          All shares of common stock shall be of one class. Each holder of common stock shall be entitled to one vote for each share held by him.

          (2)          Subject to the preferential dividend rights, if any, applicable to shares of preferred stock and subject to applicable requirements, if any, with respect to the setting aside of sums for purchase, retirement or sinking funds for preferred stock, the holders of common stock shall be entitled to receive, to the extent permitted by law, such dividends as may be declared from time to time by the Board of Directors.

          (3)          In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of preferred stock, holders of common stock shall be entitled to receive all of the remaining assets of the corporation of whatever kind available for distribution to shareholders ratably in proportion to the number of shares of common stock held by them. The Board of Directors may distribute in kind to the holders of common stock such remaining assets of the corporation or may sell, transfer or otherwise dispose of all or any part of such remaining assets to any person and may sell all or any part of the consideration so received and distribute any balance thereof in kind to holders of common stock. The merger or consolidation of the corporation into or with any other corporation, or the merger of any other corporation into it, or any purchase or redemption of shares of stock of the corporation of any class, shall not be deemed to be a dissolution, liquidation or winding up of the corporation for the purposes of this paragraph.

(B)          PROVISIONS APPLICABLE TO PREFERRED STOCK:

          (1)          Provisions to be Fixed by the Board of Directors:

                    The Board of Directors is expressly authorized at any time, and from time to time, to provide for the issuance of shares of preferred stock in one or more series, each with such voting powers, full or limited, or without voting powers, and with such designations, preferences and relative, participating, conversion, optional or other rights, and such qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors, and as are not stated in these Restated Articles of Incorporation, or any amendments thereto, including (but without limiting the generality of the foregoing) the following:

          (a)          The distinctive designation and number of shares comprising such series, which number may (except where otherwise provided by the Board of Directors in creating such series) be increased or decreased (but not below the number of shares then outstanding) from time to time by action of the Board of Directors.

          (b)          The stated value of the shares of such series.

          (c)          The dividend rate or rates on the shares of such series and the relation which such dividends shall bear to the dividends payable on any other class of capital stock or on any other series of preferred stock, the terms and conditions upon which and the periods in respect of which dividends shall be payable, whether and upon what conditions such dividends shall be cumulative and, if cumulative, the date or dates from which dividends shall accumulate.

          (d)          Whether the shares of such series shall be redeemable, and, if redeemable, whether redeemable for cash, property or rights, including securities of any other corporation, and whether redeemable at the option of the holder or the corporation or upon the happening of a specified event, the limitations and restrictions with respect to such redemption, the time or times when, the price or prices or rate or rates at which, the adjustments with which and the manner in which such shares shall be redeemable, including the manner of selecting shares of such series for redemption if less than all shares are to be redeemed.

          (e)          The rights to which the holders of shares of such series shall be entitled, and the preferences, if any, over any other series (or of any other series over such series), upon the voluntary or involuntary liquidation, dissolution, distribution or winding up of the corporation, which rights may vary depending on whether such liquidation, dissolution, distribution or winding up is voluntary or involuntary, and, if voluntary, may vary at different dates.

          (f)          Whether the shares of such series shall be subject to the operation of a purchase, retirement or sinking fund and, if so, whether and upon what conditions such fund shall be cumulative or noncumulative, the extent to which and the manner in which such fund shall be applied to the purchase or redemption of the shares of such series for retirement or to other corporation purposes and the terms and provisions relative to the operation thereof.

          (g)          Whether the shares of such series shall be convertible into or exchangeable for shares of any other class or of any other series of any class of capital stock of the corporation or any other corporation, and, if so convertible or exchangeable, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of such conversion or exchange.

          (h)          The voting powers, if any, of the shares of such series, and whether and under what conditions the shares of such series (alone or together with the shares of one or more other series having similar provisions) shall be entitled to vote separately as a single class, for the election of one or more additional directors of the corporation in case of dividend arrearages or other specified events, or upon other matters.

          (i)          Whether the issuance of any additional shares of such series, or of any shares of any other series, shall be subject to restrictions as to issuance, or as to the powers, preferences or rights of any such other series.

          (j)          Any other preferences, privileges and powers and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of such series, as the Board of Directors may deem advisable and as shall not be inconsistent with the provisions of these Restated Articles.

(2)          Provisions Applicable to All Preferred Stock:

          (a)          All preferred stock shall rank equally and be identical in all respects except as to the matters permitted to be fixed by the Board of Directors, and all shares of any one series thereof shall be identical in every particular except as to the date, if any, from which dividends on such shares shall accumulate.

          (b)          Shares of preferred stock redeemed, converted, exchanged, purchased, retired or surrendered to the corporation, or which have been issued and reacquired in any manner, may, upon compliance with any applicable provisions of the Michigan Business Corporation Act be given the status of authorized and unissued shares of preferred stock and may be reissued by the Board of Directors as part of the series of which they were originally a part or may be reclassified into and reissued as part of a new series or as a part of any other series, all subject to the protective conditions or restrictions of any outstanding series of preferred stock.

ARTICLE IV

                    The address (which is the mailing address) of the registered office of the corporation is 2970 South 9th Street, Kalamazoo, Michigan 49009. The name of the resident agent at the registered office is Allen F. Peat.

ARTICLE V

                    When a compromise or arrangement or a plan of reorganization of this corporation is proposed between this corporation and its creditors or any class of them or between this corporation and its shareholders or any class of them, a court of equity jurisdiction within the state, on application of this corporation or of a creditor or shareholder thereof, or on application of a receiver appointed for the corporation, may order a meeting of the creditors or class of creditors or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or reorganization, to be summoned in such manner as the court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or a reorganization, agree to a compromise or arrangement or a reorganization of this corporation as a consequence of the compromise or arrangement, the compromise or arrangement and the reorganization, if sanctioned by the court to which the application has been made, shall be binding on all the creditors or class of creditors, or on all the shareholders or class of shareholders and also on this corporation.

ARTICLE VI

                    In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

          (A)          To make, alter or repeal the bylaws of the corporation.

          (B)          To authorize and cause to be executed mortgages and liens upon the real and personal property of the corporation.

          (C)          To set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

          (D)          By a majority of the whole Board, to designate one or more committees, each committee to consist of one or more of the directors of the corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. The bylaws may provide that in the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors, or in the bylaws of the corporation, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; but no such committee shall have the power to authorize amending the articles of incorporation, adopting an agreement of merger or consolidation, recommending to the shareholders the sale, lease or exchange of all or substantially all of the corporation's property and assets, recommending to the shareholders a dissolution of the corporation or a revocation of a dissolution, or amending the bylaws of the corporation; and, unless the resolution or bylaws, expressly so provide, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock.

          (E)          When and as authorized by the shareholders in accordance with statute, to sell, lease or exchange all or substantially all of the property and assets of the corporation, including its goodwill and its corporate franchises, upon such terms and conditions and for such consideration, which may consist in whole or in part of money or property including shares of stock in, and/or other securities of, any other corporation or corporations, as its Board of Directors shall deem expedient and for the best interest of the corporation.

          (F)          To elect and determine the duties of the officers of the corporation, and to establish the rights, powers, duties, rules, and procedures that (1) govern the Board of Directors, including without limitation the vote required for any action by the Board of Directors; and (2) affect the directors' power to manage the affairs of the corporation. No bylaw shall be adopted by shareholders which shall impair or impede the implementation of the foregoing.

ARTICLE VII

                    Directors and executive officers of the corporation shall be indemnified as of right to the fullest extent now or hereafter permitted by law in connection with any actual or threatened civil, criminal, administrative or investigative action, suit or proceeding (whether brought by or in the name of the corporation, a subsidiary, or otherwise) arising out of their service to the corporation or a subsidiary, or to another organization at the request of the corporation or a subsidiary. Persons who are not directors or executive officers of the corporation may be similarly indemnified in respect of such service to the extent authorized at any time by the Board of Directors of the corporation. The corporation may purchase and maintain insurance to protect itself and any such director, officer or other person against any liability asserted against him and incurred by him in respect of such service whether or not the corporation would have the power to indemnify him against such liability by law or under the provisions of this paragraph. The provisions of this paragraph shall be applicable to actions, suits or proceedings, whether arising from acts or omissions occurring before or after the adoption hereof, and to directors, officers and other persons who have ceased to render such service, and shall inure to the benefit of the heirs, executors and administrators of the directors, officers and other persons referred to in this paragraph.

ARTICLE VIII

                    Any action required or permitted to be taken by the shareholders of the corporation must be effected at a duly called annual or special meeting of shareholders of the corporation and may not be effected by any consent in writing by such shareholders, except that any such action may be taken upon the signing of a consent in writing by all the shareholders of the corporation entitled to vote thereon. Except as otherwise required by law and subject to the rights of the holders of preferred stock, special meetings of shareholders of the corporation may be called only by the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors.

ARTICLE IX

                    Members of the Board of Directors of the corporation shall be selected, replaced, and removed as follows:

          (A)          Number of Directors. The number of the directors of the corporation shall be fixed from time to time by resolution adopted by the affirmative vote of at least 80% of the entire Board of Directors but shall not be less than three.

          (B)          Classification. The Board of Directors shall be divided into three classes as nearly equal in number as possible, with the term of office of one class expiring each year. At each annual meeting of the shareholders, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of their election.

          (C)          Nominations of Director Candidates.

          (1)          Nominations of candidates for election for directors of the corporation at any meeting of shareholders called for election of directors (an "Election Meeting") may be made by the Board of Directors or by any stockholder entitled to vote at such Election Meeting.

          (2)          Nominations made by the Board of Directors shall be made at a meeting of the Board of Directors, or by written consent of directors in lieu of a meeting, not less than 30 days prior to the date of the Election Meeting, and such nominations shall be reflected in the minute books of the corporation as of the date made. At the request of the Secretary of the corporation, each proposed nominee shall provide the corporation with such information concerning himself as is required under the rules of the Securities and Exchange Commission, to be included in the corporation's proxy statements soliciting proxies for his election as a director.

          (3)          Any shareholder who intends to make a nomination at the Election Meeting shall deliver, not less than 120 days prior to the date of notice of the Election Meeting in the case of an annual meeting, and not more than 7 days following the date of notice of the meeting in the case of a special meeting, a notice to the Secretary of the corporation setting forth (i) the name, age, business address and residence address of each nominee proposed in such notice; (ii) the principal occupation or employment of each such nominee; (iii) the number of shares of capital stock of the corporation which are beneficially owned by each such nominee; (iv) a statement that the nominee is willing to be nominated; and (v) such other information concerning each such nominee as would be required under the rules of the Securities and Exchange Commission in a proxy statement soliciting proxies for the election of such nominees.

          (4)          If the chairman of the Election Meeting determines that a nomination was not made in accordance with the foregoing procedures, such nomination shall be void.

          (D)          Vacancies and Newly Created Directorships. Subject to the rights of the holders of any series of preferred stock then outstanding, any vacancy occurring in the Board of Directors caused by resignation, removal, death, disqualification, or other incapacity, and any newly created directorships resulting from an increase in the number of directors, shall be filled by a majority vote of directors then in office, whether or not a quorum. Each director chosen to fill a vacancy or a newly created directorship shall hold office until the next election of directors by the shareholders. When the number of directors is changed, any newly created or eliminated directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as possible. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

          (E)          Removal. Subject to the rights of the holders of any series of preferred stock then outstanding, any director may be removed from office at any time, for cause, only if removal is approved as set forth below.

          Except as may be provided otherwise by law, cause for removal shall be construed to exist only if: (1) the director whose removal is proposed has been convicted of a felony by a court of competent jurisdiction and such conviction is no longer subject to direct appeal; (2) such director has been adjudicated by a court of competent jurisdiction to be liable for negligence, or misconduct, in the performance of his duty to the corporation in a matter of substantial importance to the corporation and such adjudication is no longer subject to a direct appeal; (3) such director has become mentally incompetent, whether or not so adjudicated, which mental incompetency directly affects his ability as a director of the corporation; or (4) the director's actions or failure to act are deemed by the Board of Directors to be in derogation of the director's duties.

          Removal for cause, as cause is defined in (1) and (2) above, must be approved by at least a majority of the total number of directors or by at least a majority vote of the shares of the corporation then entitled to be voted at an election for that director, and the action for removal must be brought within one year of such conviction or adjudication. Removal for cause, as cause is defined in (3) and (4) above, must be approved by at least two-thirds of the total number of directors. For purposes of this paragraph, the total number of directors will not include the director who is the subject of the removal determination, nor will such director be entitled to vote thereon.

          (F)          Removal Without Cause. Any director may be removed from office at any time without cause, but only by a vote of at least two-thirds of the shares of the corporation then entitled to be voted at an election for that director.

ARTICLE X

          (A)          Higher Vote Required for Certain Business Combinations. In addition to any affirmative vote required by (1) law, and (2) these Restated Articles of Incorporation and except as otherwise expressly provided in Section (B) of this Article, the affirmative vote of the holders of not less than two-thirds of the outstanding shares of Voting Stock shall be required for the approval or authorization of any Business Combination of the corporation or any Subsidiary of the corporation with any Interested Shareholder (as these terms are defined below).

          (B)          When Higher Vote Not Required. The provisions of paragraph (A) of this Article shall not apply to any transaction which shall have been approved by a majority of the Continuing Directors (as defined below).

          (C)          Definitions. For the purposes of this Article and Articles XI and XII, the following definitions shall apply:

          (1)          An "Affiliate" of a specified person is any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the specified person;

          (2)          An "Associate" of a specified person is:

          (a)          Any corporation or organization, other than this corporation or a Subsidiary of this corporation, in which the person is an officer, director, or partner, or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities;

          (b)          Any trust or other estate in which the person has a beneficial interest of 10 percent or more or as to which such specified person serves as trustee or in a similar fiduciary capacity in connection with the trust or estate; or

          (c)          Any relative or spouse of the person, or any relative of the spouse, who has the same home as the person or who is a director or officer of the corporation or any of its Affiliates .

          (3)          A person shall be a "beneficial owner" of any Voting Stock:

          (a)          Which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly, whether of record or not;

          (b)          Which such person or any of its Affiliates or Associates has, directly or indirectly, (i) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement, or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (ii) the right to vote pursuant to any agreement, arrangement, or understanding; or

          (c)          Which is beneficially owned, directly or indirectly (including shares deemed owned through application of clauses (a) and (b) above), by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement, or understanding for the purpose of acquiring, holding, voting, or disposing of any shares of Voting Stock.

          (4)          The term "Business Combination" shall mean:

          (a)          Any merger or consolidation of the corporation or any Subsidiary into or with an Interested Shareholder or any Affiliate or Associate of such Interested Shareholder or into or with another person which, after such merger or consolidation, would be an Affiliate or an Associate of an Interested Shareholder, in each case irrespective of which person is the surviving entity in such merger or consolidation;

          (b)          The sale, exchange, lease, mortgage, pledge, transfer, or other disposition to or with an Interested Shareholder or any Affiliate or Associate of such Interested Shareholder by the corporation or any of its Subsidiaries (in a single transaction or a series of related transactions) of all or substantially all, or any Substantial Part (as defined below), of the assets of the corporation or any Subsidiary (including, without limitation, any securities issued by a Subsidiary);

          (c)          Any purchase, exchange, lease, or other acquisition by the corporation or any Subsidiary (in a single transaction or a series of related transactions) of all or substantially all, or any Substantial Part, of the assets or business of an Interested

Shareholder or any Affiliate or Associate of such Interested Shareholder;

          (d)          The adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by or on behalf of an Interested Shareholder or any Affiliate or Associate of an Interested Shareholder;

          (e)          The acquisition of beneficial ownership by an Interested Shareholder or any Affiliate or Associate of an Interested Shareholder upon issuance or transfer by the corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the corporation or any Subsidiary, or any rights, warrants, or options to acquire any such securities;

          (f)          The acquisition by the corporation or any Subsidiary of any securities of an Interested Shareholder or any Affiliate or Associate of an Interested Shareholder;

          (g)          Any reclassification of securities (including any reverse stock split), recapitalization, or reorganization of the corporation, any merger or consolidation with any Subsidiary, any partial liquidation, spin-off, split-off, or split-up of the corporation or any Subsidiary, or any other transaction (whether or not with or into or otherwise involving an Interested Shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the corporation or any Subsidiary which is directly or indirectly owned by an Interested Shareholder or any Affiliate or Associate of an Interested Shareholder;

          (h)          Any loan or other extension of credit by the corporation or any Subsidiary to an Interested Shareholder or any guarantees by the corporation or any Subsidiary of any loan or other extension of credit by any person to an Interested Shareholder;

          (i)          Any transaction or series of related transactions having, directly or indirectly, the same effect as any of the foregoing;

          (j)          Any agreement, contract, or other arrangement providing for any of the transactions described in this definition of Business Combination.

As used in this definition, a "series of related transactions" shall be deemed to include not only a series of transactions with the same Interested Shareholder, but also a series of separate transactions with an Interested Shareholder or any Affiliate or Associate of such Interested Shareholder.

          (5)          A "Continuing Director" is a member of the Board of Directors, who is not an Affiliate, Associate, or a representative of the Interested Shareholder, and was either (a) first elected as a director prior to the time that the Interested Shareholder became an Interested Shareholder, or (b) was designated, before his or her initial election as a director, as a Continuing Director by a majority of the then Continuing Directors.

          (6)          "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise.

          (7)          "Equity security" means any one of the following:

          (a)          Any stock or similar security, certificate of interest, or participation in any profit-sharing agreement, voting trust certificate, or voting share;

          (b)          Any security convertible, with or without consideration, into an equity security, or any warrant or other security carrying any right to subscribe to or purchase an equity security ;

          (c)          Any put, call, straddle, or other option or privilege of buying an equity security from or selling an equity security to another without being bound to do so.

          (8)          The term "Interested Shareholder" shall mean:

          (a)          Any person (other than the corporation, any Subsidiary, or any employee benefit plan of the corporation or any Subsidiary or any trustee of or fiduciary with respect to any such plan when acting in such capacity) who or which, together with any Affiliates and Associates, is the beneficial owner of 5 percent or more of the outstanding shares of Voting Stock of the corporation, as of: (i) the time any definitive agreement relating to a Business Combination is entered into, (ii) the record date for the determination of shareholders entitled to notice of and to vote on a Business Combination, or (iii) immediately prior to the consummation of a Business Combination;

          (b)          Any Affiliate or Associate of the person in the foregoing subparagraph (8)(a) of this Section;

          (c)          Any Affiliate of the corporation which at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 5 percent or more of the outstanding Voting Stock of the corporation; or

          (d)          Any person who is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question, beneficially owned by any Interested Shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

          (9)          The term "person" shall mean any individual, corporation, group or other entity.

          (10)          The term "Subsidiary" shall mean any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the corporation; provided, however, that for the purposes of the definition of Interested Shareholder set forth in paragraph (8) of this Section (C), the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the corporation.

          (11)          The term "Substantial Part" shall mean more than 10 percent of the total consolidated assets of the corporation in question as of the end of the most recent fiscal year ending prior to the time the determination is being made.

          (12)          The term "Voting Stock" shall mean all outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors of the corporation considered for the purposes of this Article as one class. Each reference in this Article to a percentage of shares of Voting Stock shall refer to the percentage of the votes entitled to be cast by such shares.

          (D)          Interested Shareholder. For purposes of determining whether a person is an Interested Shareholder, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned by that person through application of Section (C) paragraph (3), defining "beneficial owner", but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement, or understanding, or upon exercise of conversion rights, warrants or options, or otherwise,

          (E)          Determinations by Continuing Directors. A majority of the Continuing Directors shall have the power and duty to determine, for purposes of this Article, on the basis of information known to them:

          (1)          The number of Voting Shares of which any person is the beneficial owner;

          (2)          Whether a person is an Affiliate or Associate of another;

          (3)          Whether a person has an agreement, arrangement, or understanding with another as to the matters referred to in the definition of "beneficial owner" set forth above;

          (4)          Whether the assets subject to any Business Combination constitute a "Substantial Part" as defined above;

          (5)          Whether two or more transactions constitute a "series of related transactions" as defined above;

          (6)          Such other matters with respect to which a determination is required under this Article.

Any such determination shall be conclusive and binding for all purposes of this Article.

ARTICLE XI

                    The Board of Directors shall not initiate, approve, adopt, or recommend any offer of any party other than the corporation to make a tender or exchange offer for any equity security of the corporation, or to engage in any Business Combination, unless and until it shall have first evaluated the proposed offer and determined in its judgment that the proposed offer would be in compliance with all applicable laws. In evaluating a proposed offer to determine whether it would be in compliance with law, the Board of Directors shall consider all aspects of the proposed offer, including the manner in which the offer is proposed to be made, the documents proposed for the communication of the offer, and the effects and consequences of the offer if consummated, in the light of the laws of the United States of America and affected states and foreign countries. In connection with this evaluation, the Board may seek and rely upon the opinion of independent legal counsel; and it may test the legality of the proposed offer in any state, federal or foreign court or before any state, federal or foreign administrative agency which may have jurisdiction. If the Board of Directors determines in its judgment that a proposed offer would be in compliance with all applicable laws, the Board of Directors shall then evaluate the proposed offer and determine whether the proposed offer is in the best interest of the corporation and its shareholders, and the Board of Directors shall not initiate, approve, adopt or recommend any such offer which in its judgment would not be in the best interest of the corporation and its shareholders. In evaluating a proposed offer to determine whether it would be in the best interest of the corporation and its shareholders, the Board of Directors shall consider all factors which it deems relevant including:

          (A)          The fairness of the consideration to be received by the corporation and its shareholders under the proposed offer, taking into account the trading price of the corporation's stock immediately prior to the announcement of the proposed offer, the historical trading prices of the corporation's stock, the price that might be achieved in a negotiated sale of the corporation as a whole, premiums over the trading price of their securities which have been proposed or offered to other companies in the past in connection with similar offers, and the future prospects of the corporation;

          (B)          The possible social and economic impact of the proposed offer and its consummation on the corporation and its employees, customers and suppliers;

          (C)          The possible social and economic impact of the proposed offer and its consummation on the communities in which the corporation and its subsidiaries operate or are located;

          (D)          The business and financial conditions and earnings prospects of the offering party, including, but not limited to, debt service and other existing or likely financial obligations of the offering party;

          (E)          The competence, experience, and integrity of the offering party and its management; and

          (F)          The intentions of the offering party regarding the use of the assets of the corporation to finance the transaction.

ARTICLE XII

                    The corporation reserves the right to amend, alter, change or repeal any provision contained in these Restated Articles of Incorporation, in the manner now or hereafter prescribed by statute and these Restated Articles of Incorporation, and all rights conferred upon shareholders herein are granted subject to this reservation.

                    No amendment to these Restated Articles of Incorporation shall alter, modify, or repeal any or all of the provisions of Articles VI, VII, IX, X, XI or XII of these Restated Articles of Incorporation, and the shareholders of the corporation shall not have the right to alter, modify or repeal any or all provisions of the Bylaws of the corporation, unless such amendment, alteration, modification, or repeal is adopted by the affirmative vote of the holders of not less than two-thirds of the outstanding shares of Voting Stock; provided, however, that this paragraph shall not apply to, and such two-thirds vote shall not be required for, any amendment, alteration, modification or repeal which has first been approved by (1) the affirmative vote of two-thirds of the entire Board of Directors, which shall include the affirmative vote of at least one director of each class of the Board of Directors, and (2) the affirmative vote of two-thirds of the Continuing Directors.

                    These Restated Articles of Incorporation were duly adopted by the shareholders. The necessary number of votes as required by statute were voted in favor of these Restated Articles of Incorporation.

Signed this 18th day of September, 1986.

ATTEST:	MANATRON, INC.

/s/Jane N. McAuliffe	By /s/Allen F. Peat
Jane N. McAuliffe Assistant Secretary	Allen F. Peat President